Exhibit 10.8

DEPARTMENT OF NATURAL RESOURCES

ecoENERGY FOR BIOFUELS

New Renewable Alternatives to Diesel Production Facility Agreement

NON-REPAYABLE CONTRIBUTION AGREEMENT

THIS AGREEMENT is made in duplicate

BETWEEN:
HER MAJESTY THE QUEEN IN RIGHT OF CANADA (“Canada”), represented by the Minister of Natural Resources,

AND:
METHES ENERGIES CANADA INC., a for profit organization incorporated under the laws in force in the Province of Ontario (the “Proponent”).

                         WHEREAS Canada wishes to encourage the adoption of ecoENERGY for Biofuels (the Program);

                         WHEREAS the Proponent has submitted to Canada a Proposal which qualifies for support under the Program;

                         WHEREAS Canada and the Proponent agree that the Incentive paid to the Proponent will be based on Eligible Sales in litres multiplied by the Incentive Rate in dollars;

                         WHEREAS the Project is owned in whole by the Proponent;

                         AND WHEREAS Canada is willing to provide an Incentive in the manner and upon the terms and conditions hereinafter set forth;

                         NOW, THEREFORE, Canada and the Proponent agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Agreement” means this Agreement and the attached Schedules A, B, C, D and E. In the case of a conflict between the Agreement and the Schedules, the terms of the Agreement shall take precedence;

“Biodiesel” means a fuel produced from Feedstock that is a Renewable Alternative to Diesel;

“Cost Elements” means costs of Feedstock and methanol used for Total Sales produced and sold during the reporting period as identified in Paragraph 10.2;

“Eligible Sales” means the portion of Total Sales sold by the Proponent during the reporting period identified in Paragraph 10.2, that meets the terms and conditions of this agreement including Schedules A and B;

“Fair Value” means the price that would be agreed upon in an arm’s length transaction between fully informed, knowledgeable, and willing parties;

“Feedstock” means a renewable substance used as the primary input for the production of the Biodiesel;

“Fiscal Year” means the period beginning on April 1st of any year and ending on March 31st in the next year;

“Incentive” means the amount paid to the Proponent by Canada and calculated pursuant to the terms and conditions of this Agreement as described in Schedule C;

“Incentive Rate” means the fixed declining rate set by the Program as described in Schedule C;

“Intellectual Property” means any Intellectual Property right recognized by the law, including any Intellectual Property right protected through legislation (such as that governing patents, copyright, trade-marks, and industrial designs);

“Minister” means the Minister of Natural Resources and includes any duly authorized officers or representatives;

“Nameplate Capacity” means the number of litres per year of Biodiesel that the facility is capable of producing as certified by an engineer registered in Canada on behalf of the Proponent, technology or construction provider or a qualified subcontractor;

“Production” means the number of litres of Biodiesel that are produced by the Proponent in accordance with Schedule A, during the reporting period as identified in Paragraph 10.2;

“Project” means the description of the Proponent’s operation, as outlined in Schedule A;

“Proposal” means a written ecoENERGY for Biofuels application form and all additional information received from the Proponent;

“Renewable Alternatives to Diesel” means a fuel accepted under the Program, made from Feedstock;

“Revenue Elements” means revenues received from any sales of Biodiesel that contribute to Total Sales, as well as revenues received from direct provincial production incentives for Biodiesel produced by the facility described in Schedule A, that is sold by the Proponent during the reporting period as identified in Paragraph 10.2;

“Revenues” means all consideration received by the Proponent for Total Sales;

“Total Sales” means the number of litres of Biodiesel produced by the facility described in Schedule A, that are sold by the Proponent during the reporting period as identified in Paragraph 10.2, and that is produced from Feedstock owned by the Proponent, or from Feedstock owned by an organization other than the Proponent, for which the Proponent has received a fee for its Biodiesel Production during the reporting period as identified in Paragraph 10.2.

1.2	Grammatical variations of the above terms have similar meanings. Words importing the singular number only shall include the plural and vice versa.

2.	REPRESENTATIONS AND WARRANTIES

2.1

The Proponent represents and warrants that all factual matters contained in the Proposal and Project and all supporting material submitted are true and accurate, and that all estimates, forecasts and other related matters involving judgement were prepared in good faith and to the best of its ability, skill and judgement.

2.2	The Proponent represents and warrants that it shall make its best efforts to construct and commission the facility within the timeframes set out in this Agreement.

2.3	The Proponent represents and warrants that the Eligible Sales are produced in Canada.

2.4

The Proponent represents and warrants that all information submitted to Canada as set out in Schedule D is true, accurate and was prepared in good faith and to the best of its ability, skill and judgement.

2.5	The Proponent undertakes to submit to Canada all information set out in Schedule D in strict compliance of the time set out in Schedule D.

3.	COMING INTO FORCE

3.1	This Agreement comes into force when signed by the parties.

4.	COMPLIANCE WITH ENVIRONMENTAL LEGISLATION

4.1

The Proponent shall comply with all applicable federal, provincial and municipal environmental legislation in relation to the Project. Canada may consider failure to comply with this obligation as a material breach.

4.2	The Proponent shall provide any information requested by Canada to satisfy its obligations under the Canadian Environmental Assessment Act as a result of the Project under this Agreement.

4.3

The Proponent shall comply with all conditions arising out of an environmental assessment conducted in accordance with the Canadian Environmental Assessment Act as a result of the Project under this Agreement, including the implementation of mitigation measures and any follow-up program.

4.4

Notwithstanding any other provisions of this Agreement, it is a condition of this Agreement that, where an environmental assessment of a Project is required under the Canadian Environmental Assessment Act, Canada shall not make any payments to the Proponent unless and until:

	a)	an environmental assessment has been carried out in accordance with the Canadian Environmental Assessment Act; and

b)

the responsible authority(ies), pursuant to the Canadian Environmental Assessment Act, has(have) determined that taking into account the implementation of mitigation measures, the Project is not likely to cause significant adverse environmental effects.

4.5

Notwithstanding any other provision of this Agreement, if a change that would trigger a reassessment of the Project under the Canadian Environmental Assessment Act is proposed for, or made to the Project, the parties agree that Canada’s obligation under this Agreement will be suspended until an environmental assessment is completed and Canada determines that the Project as modified is unlikely to result in any significant adverse environmental effects.

4.6

The Proponent shall inform Canada of any circumstance where Project components or activities result in additional or unforeseen environmental effects during the time for which Canada is considered a responsible authority, pursuant to the Canadian Environmental Assessment Act. Furthermore, the Proponent shall review with Canada and other federal authorities, as appropriate, the potential significance of these environmental effects. The Proponent agrees to implement any measures that are considered to be technically and economically feasible to mitigate significant adverse environmental effects and, if necessary, to implement a follow-up program to ensure the effectiveness of the proposed mitigation measures.

4.7

The Proponent shall be responsible for meeting any conditions on the Project stipulated by Canada and deemed necessary and reasonable to address any outstanding issues identified through the consultation of potentially impacted aboriginal groups that are not covered under the environmental assessment.

5.	COMMENCEMENT OF CONSTRUCTION OF PROJECT

5.1

In order for Minister to verify satisfactory progress of construction of the facility by the Proponent, the Proponent shall within ninety (90) calendar days after the date of coming into force of this Agreement, provide the following in writing:

	a)	proof of progress against construction milestones noted in Schedule A; and

	b)	letter(s) from the Proponent’s lender(s) or other financing authority(ies) confirming that the full financing of the Project has been secured; and

	c)	letter(s) from the manufacturer(s) confirming the Proponent’s purchase order of the main equipment and the expected date(s) of delivery; and

d)

proof that the Proponent has secured the property rights (ie. lease or purchase) to the required land to construct and operate the facility, and that the location is adequate for the intended purpose and any site issues have been resolved, and

	e)	letter(s) from fuel purchaser(s), or copy of signed contract(s), confirming that purchase agreement(s) has been signed accounting for the maximum annual Eligible Sales as stated in Schedule B, and

	f)	proof of progress made on permits, licenses or authorizations and measured against timelines or process as outlined in the application.

5.2	The Minister shall verify the accuracy of the information submitted.

6.	REPORTING ON PROGRESS OF CONSTRUCTION

6.1

Up to the date of construction completion (no later than September 30, 2012), the Proponent shall provide reports on a quarterly basis, signed by a professional engineer registered in Canada, detailing the progress on the construction of the facility, as outlined in their comprehensive project plan.

7.	COMMISSIONING OF PROJECT

7.1	Notwithstanding any other provision of this Agreement, Canada shall not make any payments to the Proponent unless:

	a)	the Proponent has completed the construction of the facility on or before September 30, 2012;

b)

the commissioning date of the Project is within one hundred and twenty (120) calendar days of the construction completion date of the facility, as evidenced in the commissioning report submitted by the Proponent; and

c)

the Proponent shall within sixty (60) calendar days after of the commissioning date send to Canada a commissioning report, signed by a professional engineer registered in Canada, that indicates the commissioning date, Nameplate Capacity, and its expected annual production of renewable fuels based on a long-term resource assessment.

8.	CONDUCT OF PROJECT

8.1	The Proponent shall carry out the Project promptly, diligently and in a professional manner and in accordance with the terms and conditions of this Agreement.

8.2	The Proponent shall comply with all applicable federal, provincial and municipal laws in relation to the Project.

8.3	The Proponent shall produce and sell Renewable Alternatives to Diesel in accordance with Schedules A and B.

8.4

In any given Fiscal Year where the Proponent reasonably anticipates that its Eligible Sales during that Fiscal Year will be less than seventy (70) percent of the maximum Eligible Sales stipulated in Schedule B, the Proponent shall make a written request for exemption to Paragraph 8.3 one hundred and twenty (120) days prior to the last day of that Fiscal Year. Canada may grant them such an exemption or, at its sole discretion, adjust the maximum annual Eligible Sales specified in Schedule B.

8.5

Notwithstanding any other provision of this Agreement, if over a period of three (3) consecutive months the Proponent produces a volume of Renewable Alternatives to Diesel that totals less than a minimum of five (5) percent of the maximum annual Eligible Sales, Canada may, at its sole discretion, invoke any of the default remedies of this Agreement.

9.	INCENTIVE

9.1

Notwithstanding any other provision of this Agreement, Canada’s liability under this Agreement shall not in any circumstances exceed TWENTY-TWO MILLION FIVE HUNDRED ONE THOUSAND TWO HUNDRED DOLLARS ($22,501,200.00).

9.2	The Incentive will be calculated in accordance with Schedule C of this Agreement.

9.3	The Proponent shall be entitled to claim Incentive in a given Fiscal Year, up to the maximum set out in Schedule B.

9.4	The Proponent shall declare to Canada any amounts owing under any legislation or contribution agreements by the Proponent to Canada and Canada may set-off any such amounts owing to Canada.

10.	METHOD OF PAYMENT

10.1

Subject to the terms and conditions of this Agreement, following receipt of a claim for payment, acceptable to Canada, accompanied by copies of documents in accordance with Schedule D or as otherwise requested by the Minister, Canada shall pay an Incentive to the Proponent.

10.2	The Proponent shall claim the Incentive on a monthly basis starting JANUARY 1, 2012 until MARCH 31, 2017.

10.3

In order to receive an Incentive, each claim for payment must be submitted by the Proponent to Canada within fifteen (15) business days after the end of a month. If the Proponent fails to submit its claim for payment within fifteen (15) business days after the end of a month, the Proponent shall not receive its Incentive for that month.

11.	ACCOUNTS AND AUDIT

11.1	For a period of ten (10) years from the signing of this Agreement, the Proponent shall:

a)

keep proper books, accounts, and records of the Eligible Sales, including audit reports from an independent accredited auditor, Cost Elements and Revenue Elements in connection with the Project and shall keep its invoices, receipts, and vouchers relating thereto;

	b)	keep proper and accurate records relating to the environmental impact (if any) of the Project;

c)

on demand, make available to Canada such books, accounts, records, invoices, receipts, and vouchers referred to above and permit Canada to examine and audit and take copies and extracts from such documents;

	d)	allow Canada, at Canada’s discretion, to conduct audits to verify accuracy of reports submitted under Schedule D and E; and

	e)	allow Canada, at Canada’s discretion, to conduct a technical audit to verify the Proposal and the Project.

11.2

If, at any time, any discrepancy is identified between the amounts paid by Canada and the amounts actually payable under this Agreement, the appropriate adjustments shall be promptly made between the parties. If there has been an overpayment by Canada, the amount of the overpayment shall constitute a debt due to Canada and may be so recovered.

12.	INTELLECTUAL PROPERTY

12.1	All Intellectual Property that arises in the course of the Project shall vest in the Proponent.

12.2

The Proponent shall supply to Canada the reports and documents described in Schedule D or as otherwise required by Canada under Article 16 (Reports), and the Proponent hereby grants to Canada a non-exclusive, irrevocable, world-wide, free and royalty-free licence in perpetuity to use and modify such reports and documents for internal non-commercial governmental purposes.

13.	INDEMNITY

13.1

The Proponent shall indemnify and save harmless Canada and its ministers, employees and agents, from any and all claims, demands, losses, costs (including lawyers’ fees), damages, actions or proceedings resulting from or related to any wilful misconduct or negligent act or omission of the Proponent or its employees and agents in the performance of this Agreement, except to the extent caused by a breach of duty of Canada or its ministers, employees and agents.

13.2

The Proponent shall indemnify and save harmless Canada and its ministers, employees and agents, from any and all claims, demands, losses, costs (including lawyers’ fees), damages, actions or proceedings resulting from or related to any claim, demand or action made by a third party against them or any of them based upon Canada’s capacity as a provider of financial assistance under this Agreement, including, without limitation, any claim in respect of materials or services provided by a third party to the Proponent or to a subcontractor of the Proponent.

13.3

The Proponent shall indemnify and save harmless Canada and its ministers, employees and agents, from any and all claims, demands, losses, costs (including lawyers’ fees), damages, actions or proceedings resulting from or related to the Proponent or its employees and agents entering into a loan, capital lease or other long term obligation in relation to the Project.

14.	DEFAULT

14.1

If, in the opinion of Canada, there has been a misrepresentation or a breach of warranty under Article 2 (Representations and Warranties), or a breach of condition under Article 4 (Compliance With Environmental Legislation), Article 6 (Reporting on Progress of Construction) or Article 8 (Conduct of Project), or the Proponent fails to proceed diligently with the Project or is otherwise in default in carrying out any of the terms, conditions, covenants, or obligations of this Agreement, or if the Proponent becomes bankrupt or insolvent, or has a receiving order made against it (either under the Bankruptcy and Insolvency Act or otherwise), or a receiver is appointed, or the Proponent makes an assignment for the benefit of creditors, or if an order is made or a resolution passed for the winding up of the Proponent, or if the Proponent takes the benefit of any statute for the time being in force relating to bankrupt or insolvent debtors, Canada may, by giving notice in writing to the Proponent, exercise any or all of the following remedies:

	a)	direct the Proponent to come into compliance with the terms and conditions of the Agreement within a specified period;

	b)	terminate the whole or any part of this Agreement;

	c)	suspend the obligation of Canada to pay the Proponent until breach of this Agreement is cured and compliance has been verified;

	d)	terminate the obligation on the part of Canada to pay any monies in respect of the Project, including monies due or accruing due; and

	e)	direct the Proponent to repay forthwith all or any part of monies paid by Canada pursuant to this Agreement and that amount is a debt due to Canada and may be so recovered.

14.2

In the event of the termination of this Agreement by Canada under Paragraph 14.1, Canada may, in the discretion of Canada, pay to the Proponent Canada’s share of the Incentive for Eligible Sales of the Project produced to the date of termination.

15.	ACCESS

15.1

The Proponent shall ensure that Canada has access during normal working hours to any premises or place where the Project is being carried out for the purposes of inspecting and assessing the progress of the Project and all matters pertaining thereto.

16.	REPORTS

16.1	The Proponent shall submit Project reports satisfactory to the Minister in accordance with the provisions of Schedules D and E or as otherwise requested by the Minister.

17.	LEGAL RELATIONSHIP

17.1	Nothing contained in this Agreement shall create the relationship of principal and agent, employer and employee, partnership or joint venture between the parties.

17.2	The Proponent shall not make any representation that:

	a)	the Proponent is an agent of Canada; or

	b)	could reasonably lead any member of the public to believe that the Proponent or its contractors are agents of Canada.

18.	ACKNOWLEDGEMENT

18.1	The Proponent will acknowledge the financial support of Canada in all public information produced as part of the Project.

18.2	The Proponent shall inform the Minister of all media announcements in relation to the Project.

19.	TIME OF ESSENCE

19.1	Time is of the essence with respect to all provisions of this Agreement that specify a time for performance.

20.	MEMBERS OF PARLIAMENT

20.1	No Member of the House of Commons or Senate shall be admitted to any share or part of this Agreement or to any benefit arising therefrom.

21.	CONFLICT OF INTEREST

21.1

It is a term of this Agreement that no public servant or public office holder, either currently or formerly employed by a federal entity, and to whom the Conflict of Interest Act, the Conflict of Interest and Post-Employment Code for Public Office Holders or the Values and Ethics Code for the Public Service applies, shall derive any direct or indirect benefit from the Agreement unless the provision or receipt of such benefits is in compliance with such legislation and codes; and that no member of the Senate or the House of Commons shall be admitted to any share or part of the agreement, or to any benefit arising from it, that is not otherwise available to the general public.

21.2

If any individual working for the Proponent formerly provided consultancy services to the Minister that are related to this Agreement, particularly any services associated with developing the Agreement or developing the Project which is the subject of this Agreement, the Proponent is considered to be in a real, perceived, or potential conflict of interest situation.

21.3

If a conflict of interest situation arises during the Agreement the Proponent shall notify the Minister, in the manner prescribed in Paragraph 25.1. Upon request, the Proponent shall notify the Minister of all reasonable steps taken to identify, avoid, prevent, and where it exists, resolve any conflict of interest situation.

21.4

The Minister may investigate a real, perceived, or potential conflict of interest and take such steps and measures as the Minister considers appropriate, including without limitation: informing the Proponent that it is in a conflict of interest situation; requesting specific actions be taken to correct the situation; requiring the Proponent to withdraw any individual from participation in the Project for reasons of conflict of interest; suspending payments under the Agreement; or terminating the Agreement.

22.	FORCE MAJEURE

22.1

The parties shall not be in default or in breach of this Agreement due to any delay or failure to meet any of their obligations caused by or arising from any event beyond their reasonable control and without their fault or negligence, including any act of God or other cause which fully frustrates the performance of this Agreement or which fully discontinues operation of the Project (a “force majeure event”). In the event of a force majeure event which fully frustrates or discontinues the performance of this Agreement Canada will only be liable for its proportionate share of the Incentive up to the date of the occurrence of such event.

22.2

The performance of the obligation affected by a “force majeure event”, as set out in Paragraph 22.1, shall be delayed by the length of time over which the event lasted. However, should the interruption continue for more than one hundred and eighty (180) days, this Agreement may be terminated by Canada.

22.3

Should either party claim the existence of a “force majeure event” as set out in Paragraph 22.1, prompt notice thereof shall be given to the other party and the party claiming the existence of a “force majeure event”, shall have the obligation to use its best efforts to mitigate any damages to the other party and to provide reasonably satisfactory evidence of the existence of such event to the other party.

23.	GOVERNING LAW

23.1	This Agreement shall be interpreted in accordance with the applicable federal laws and the laws in force in the Province of Ontario.

24.	PROJECT ASSIGNMENT AND TRANSFER OF RIGHTS

24.1

The Proponent shall not assign this Agreement without the prior written consent of Canada, which shall not be unreasonably withheld and any assignment made without that consent is void and of no effect.

25.	NOTICES

25.1

The claims for payment, requests, notices, and information referred to in this Agreement shall be sent in writing or by any method of telecommunication and, unless notice to the contrary is given, shall be addressed to the party concerned at the following address:

To Canada:

Catherine Kerr
ecoENERGY for Biofuels
Fuels Policy and Programs
Office of Energy Efficiency
Natural Resources Canada
580 Booth Street
Ottawa, Ontario
K1A 0E4

Telephone:	(613) 947-7789
Facsimile:	(613) 995-8961
E-mail:	catherine.kerr@nrcan-rncan.gc.ca

To the Proponent:

John Loewen
President
Methes Energies Canada Inc.
4170 Sladeview Crescent, Unit 5
Mississauga, Ontario
L5L 0A1

Telephone:	(905) 828-2700
Facsimile:	1-866-276-9598
E-mail:	jlowen@methes.com

25.2

Notices, requests and documents are deemed to have been received, if sent by registered mail, when the postal receipt is acknowledged by the other party; by facsimile or electronic mail, when transmitted and receipt is confirmed; and by messenger or specialized courier agency, when delivered.

26.	AMENDMENTS AND WAIVERS

26.1	To be effective, any Amendment to the Agreement must be done in writing by Canada and the authorized representative of the Proponent.

26.2	A waiver will only be valid, binding or affect the rights of the parties if it is made in writing by Canada.

26.3

The waiver by Canada of a breach of any condition of the Agreement will not be treated or interpreted as a waiver of any subsequent breach and therefore will not prevent Canada from enforcing of that term or condition in the case of a subsequent breach.

27.	DISPUTE RESOLUTION

27.1

The parties may attempt to resolve any dispute arising out of or pursuant to this Agreement by recourse to the dispute resolution methods identified in the following sequence, although steps may be by-passed by mutual consent.

	1)	negotiations;
	2)	non-binding mediation or conciliation; or
	3)	binding arbitration.

27.2	Any party may within fifteen (15) days take the dispute to the next step if the parties fail to agree on the appointment or procedure referred to in this Article.

27.3

When mediation or conciliation is selected by the parties, they shall jointly appoint one impartial expert mediator or conciliator to undertake the process according to mutually agreed upon procedures.

27.4

If the parties decide to submit a dispute to arbitration, it shall be carried out pursuant to the Commercial Arbitration Act of Canada. The arbitral award shall be in terms of money only, and shall not include punitive damages, costs or interim measures. The parties shall attempt to appoint jointly one impartial expert arbitrator. If the parties cannot agree within thirty (30) days on the choice of an arbitrator, each party shall appoint, at its own cost, one impartial expert arbitrator and those two arbitrators shall appoint an expert third arbitrator as chairperson of an arbitral tribunal.

27.5

When one of the above steps is selected to resolve a dispute, the parties shall jointly enter into a contract with the required mediator or conciliator, third party, arbitrator or arbitrators, as the case may be, to pay the costs for the desired services and to bear their own costs of participating in the process involved. The contracts referred to and contemplated by this Article shall be in the form and content as proposed by Canada.

28.	APPROPRIATION

28.1	The payment of monies by Canada under this Agreement is subject to there being an appropriation by Parliament for the Fiscal Year in which the payment of monies is to be made.

28.2

Notwithstanding any other provision of this Agreement, Canada may reduce or cancel its financial contribution to the Project upon written notice to the Proponent in the event that the funding levels for the Department of Natural Resources are changed by Parliament during the term of this Agreement. In the event that Canada reduces or cancels its financial contribution, the parties agree to amend the Project and the Incentives for Eligible Sales of the Project, namely this Agreement, to take into account the reduction or cancellation of Canada’s financial contribution.

29.	LOBBYING ACT

29.1

The Proponent shall ensure that any person lobbying on behalf of the Proponent is registered pursuant to the Lobbying Act and that the fees paid to the lobbyist are not to be related to the value of the financial contribution pursuant to the terms of this Agreement.

30.	SUCCESSORS AND ASSIGNS

30.1	This Agreement shall inure to the benefit of and be binding on the parties and their respective representatives, successors and assigns.

31.	OFFICIAL LANGUAGES/LANGUES OFFICIELLES

31.1	This Agreement is drawn in English at the request of the parties. Les parties ont convenu que le présent Accord soit rédigé en anglais.

31.2

All public information documents related to the Project prepared or paid in whole or in part by Canada must be made available in both official languages, when the Department of Natural Resources judges that this is required under the Official Languages Act. Tout document d’information publique préparé ou payé en tout ou en partie par le Canada ayant trait au Projet doit être offert dans les deux langues officielles, lorsque le Ministère des Ressources naturelles le juge pertinent, conformément à la Loi sur les langues officielles

32.	SEVERABILITY

32.1

Invalidity or unenforceability of one or more provisions of this Agreement shall not affect any other provision of this Agreement. If any provisions or portion thereof of this Agreement is held to be unenforceable or invalid, the remaining provisions and portions thereof shall nevertheless be given full force and effect, and the parties agree to negotiate in good faith, a substitute provision which most nearly affects the parties’ intent in entering into this Agreement.

33.	PRIORITY OF DOCUMENTS

33.1

The wordings of the documents listed below are hereby incorporated into and form part of this Agreement. If there is a discrepancy between the wordings of any documents that appear on the list, the wording of the document that first appears on the list has priority over the wording of any document that subsequently appears on the list as follows:

	1.	the Articles of Agreement;
	2.	Schedules A, B, C, D, and E of Agreement;
	3.	the Proponent’s Application dated March 29, 2010.

34.	ENTIRE AGREEMENT

34.1

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, communications, and other agreements, whether written or verbal between the parties.

IN WITNESS WHEREOF this Agreement has been executed on behalf of Her Majesty the Queen in right of Canada by an officer duly authorized by the Minister of Natural Resources and on behalf of the Proponent, by an officer duly authorized on its behalf.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA
DEC - 6 2011

Date	Mark Corey
Assistant Deputy Minister
Energy Sector

METHES ENERGIES CANADA INC.

Nov 29, 2011

Date	John Loewen
President

SCHEDULE A

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

DESCRIPTION OF OPERATION

1.	DESCRIPTION/SCOPE:

a) Owners

The facility is owned by Methes Energies Canada Inc.

The total Nameplate Capacity of all facilities that Methes Energies Canada Inc. owns is 55 million litres of Biodiesel.

b) Location

The facility is located in Sombra, Ontario. The Methes Energies Canada Inc. Sombra Biodiesel facility is located at 42°41’36.72” north and 82°29’01.02” west, and regionally located in southwestern Ontario, Lambton County, in St. Clair Township.

c) Nameplate Capacity

The facility’s Nameplate Capacity is 50 million litres of Biodiesel.

d) Technology

The Methes Energies Canada Inc. Sombra Biodiesel facility will produce Biodiesel using Methes Energies Canada Inc. proprietary Denami 3000™ Biodiesel processor. The Denami 3000™ Biodiesel process module incorporates a process reactor, settling tank system, polishing system and evaporator which is capable of producing Biodiesel with a designed formulation at a rate of 3000L per hour on a continuous basis. The system is designed to run twenty four (24) hours a day, seven (7) days a week for three hundred and sixty five (365) days a year with scheduled shut-downs for maintenance. The system is designed to produce 50 million litres of Biodiesel per year.

The processors are produced in a specialized manufacturing facility of a Methes Energies Canada Inc. development partner in Mississauga, Ontario (manufacturing time is less than 16 weeks) and will be delivered by trucks. The installation process is quick and can be described as a “plug and play” process. Installation and commissioning is approximately 5 days in duration and consists of bolt up connections of inlet / discharge piping and connection to site utilities.

e) Site Development and Construction

The Methes Energies Canada Inc.Sombra Biodiesel plant would have a Production capacity of 50 million litres per year that will proceed in two phases, with construction starting in May 2011. The plant will be located on a 22-acre property acquired by Methes Energies Canada in 2009. An existing plant will be converted to a Biodiesel Production facility. The Project consists of the retrofitting of that existing plant infrastructure and the installation of the Biodiesel processors. No site development is required. The property includes infrastructure including buildings, storage tanks, several rail spurs, loading and unloading equipment, as well as heating and cooling system. No construction is required to accommodate the conversion to a Biodiesel Production facility, besides repairing the existing piping infrastructure. The Project development includes the following main milestones:

•	Complete installation and retrofitting – January 2012;
•	Complete the manufacturing of 1st Denami 3000™ Biodiesel processor (25 million litres per year Production) – January 2012;
•	Complete and installation and commissioning of 1st Denami 3000™ Biodiesel processor – January 2012;

•	Complete the manufacturing of 2nd Denami 3000™ Biodiesel processor (additional 25 million litres per year Production) – January 2012;
•	Complete installation and commissioning of 2nd Denami 3000™ Biodiesel processor – February 2012.

f) Permits and Licenses

No permits were submitted during the application process; however the permits and licenses that Methes Energies Canada Inc. has applied for are the following:

a.	Certificate of Approval of Air/Noise issued by the Ministry of Environment. The application was submitted on March 25, 2010;
b.	Certificate of Approval for Stormwater issued by the Ministry of Environment. The application was submitted on January 21, 2010;
c.	An application was submitted for the municipal site plan amendment prior to submission of the application in March 31, 2010.

The timeline to approve the provincial permits depends on the review period needed by the Ministry. The Program is not aware of other permits required by the facility to operate. This will be evaluated at the Environmental Assessment stage.

g) Operation

The Project will require approximately 50,000 tonnes of Feedstock per year in the form of beef tallow and choice white grease representing 100% of total Feedstock requirements. Great Lakes Feed and Energy Corporation will supply all Feedstock.

Energy inputs are electricity and natural gas. The facility will require approximately 2,642,800 kWh of electricity for the operation of power pumps and controls and 798,000m3 of natural gas to heat products during reaction.

No water use was reported in the application to the Program.

Methes Energies Canada Inc. will install a total of 2 Denmi 3000™ Biodiesel processors over two phases with a capacity of 23.18 metric tons (MT) or 25 million litres of Biodiesel per year by March 31, 2012. The facility will have a total combined Nameplate Capacity of 46.36 MT tons of Biodiesel per year (50 million litres per year) after the completion of both phases.

Reported co-products and expected annual Production volumes are: glycerine, each processor produces 4685 tonnes per year for a total of 9,370 tonnes per year.

h) Fuel Quality

All of the Biodiesel that Methes Energies Canada Inc. will produce and claim under the Program will meet the most recent national and international standards for quality Biodiesel, namely ASTM D6751-09. Additionally, a certificate of analysis will accompany each delivery of Biodiesel, and a sample of the Production will be tested monthly by an independent laboratory. It is expected that the Biodiesel produced by the Methes Energies Canada Inc. will be blended at approximately 1 to 3% with diesel or will be used in its pure form in diesel applications as generally accepted industry-wide.

2.	BENEFITS:

Benefits to Stakeholders

The Program’s operating incentives will partially offset the risk associated with fluctuating Feedstock and fuel prices.

Benefits to Canada

The Government of Canada is committed to expanding the Production and use of cleaner, renewable biofuels such as fuel ethanol and Biodiesel.

The Project for the construction of a new facility will contribute to increase Canada’s total national nameplate capacity in regards to the Production of Renewable Alternatives to Diesel. This increase in Production will also be benefiting the development of a competitive domestic industry for renewable fuels.

The Project will contribute to achieving the goals of the Government’s four-pronged strategy. The strategy aims to reduce greenhouse gas (GHG) emissions resulting from fuel use, encourage greater Production of biofuels, accelerate the commercialization of new biofuel technologies, and provide new market opportunities for agricultural producers and rural communities.

SCHEDULE B

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

MAXIMUM ANNUAL ELIGIBLE SALES AND INCENTIVE AMOUNTS

1.	CANADA’S MAXIMUM CONTRIBUTION SHALL NOT EXCEED TWENTY-TWO MILLION FIVE HUNDRED ONE THOUSAND TWO HUNDRED DOLLARS ($22,501,200.00) AS DETERMINED IN SECTION 2 BELOW.

2.	MAXIMUM ANNUAL ELIGIBLE SALES AND MAXIMUM INCENTIVES:

Fiscal Year	Maximum Eligible Sales (millions of litres)	Incentive Rate Payable ($ per L)	Maximum Incentive

2011-2012	8.34	0.18	$1,501,200.00
2012-2013	50	0.14	$7,000,000.00
2013-2014	50	0.10	$5,000,000.00
2014-2015	50	0.08	$4,000,000.00
2015-2016	50	0.06	$3,000,000.00
2016-2017	50	0.04	$2,000,000.00

		Total	$22,501,200.00

3.	The Incentive will be calculated in accordance with Schedule C of this Agreement.

SCHEDULE C

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

CALCULATION OF THE INCENTIVE

On a monthly basis, and for Proponents who have submitted their claim for payment within fifteen (15) business days after the end of a month, the Incentive paid by Canada shall be calculated in the following manner.

1.	The Incentive will be determined in accordance with the following formula:

Incentive = Eligible Sales x Incentive Rate

2.	The Incentive Rate is described in the following table:

Incentive Rate Payable ($ per L)

Fiscal Year	2011- 2012	2012- 2013	2013- 2014	2014- 2015	2015- 2016	2016- 2017

Renewable Alternatives to Diesel	0.18	0.14	0.10	0.08	0.06	0.04

SCHEDULE D

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

REPORTS

A.	CLAIMS FOR PAYMENT:

i)	When submitting each claim for payment and within fifteen (15) business days after the end of a month, the Proponent shall complete and submit the following claim for payment template.

ii)	The claim for payment must be prepared in accordance with accounting principles in force in Canada and signed by the Chief Financial Officer or Duly Authorized Officer of the Proponent.

ecoENERGY for Biofuels- Renewable Alternatives to Diesel (insert name of company) Claim for Payment Information Requirement

For the month of

Revenues	Sale of Biodiesel	$

Production	Number of Litres Produced		L

Eligible Sales	Number of Litres Sold		L

Total Sales	Number of Litres Sold		L

“I _____________________________ an officer, of ________________________________________ duly authorized hereby represent and warrant that the above noted information is true and accurate, has been prepared in accordance with accounting principles in force in Canada, and any accruals have been identified. I also hereby represent and warrant that transactions with related parties, if applicable, are reported at Fair Value.”

Date	Name of Signing Authority Title

B.	ANNUAL REPORT:

i)	On an annual basis and no later than March 15th, the Proponent shall provide the anticipated Eligible Sales for the last month of the Fiscal Year, to allow Canada to establish a payable at year-end.

C.	AUDITED FINANCIAL STATEMENTS:

i)

On an annual basis and within thirty (30) calendar days from the approval of the statements, the Proponent shall provide its audited financial statements and a note signed by its auditor(s) providing assurance that the elements in the claims for payment (Part A) portion of this Schedule were assessed during the audit with respect to accuracy, compliance with accounting principles in force in Canada and that transactions with related parties have been reported at Fair Value.

D.	SPECIAL PURPOSES REPORT:

In order to allow Canada to review the profitability margin, on an annual basis and within thirty (30) calendar days from the approval of its audited financial statements, the Proponent shall provide a special purposes report for the Project. This report should be based on the same fiscal period as reported in the audited financial statements, be signed by the Chief Financial Officer or Duly Authorized Officer of the Proponent and include the following information:

i)

Details of the individual components of Revenues by total dollar value and the volumes of each component of Revenues sold, produced and inventoried to include Eligible Sales and Total Project Production;

ii)	Details of the individual components of Cost Elements by total dollar value and the volumes of each component of Cost Elements purchased and used in the production process;

iii)	A detailed summary of all Revenues and expense items, excluding items in i) and ii) above, that were used in the determination of net income as disclosed in the Audited Financial Statements;

iv)

Details of Project capital costs balances and expenditures occurring during the year to include plant construction costs, pre-opening costs, capitalized start-up costs, financing costs and any reductions to capital costs from government assistance and sales revenues;

v)	Details of shareholders’ equity balances and changes occurring during the year to include classes of shares, shares issued, consideration received, dividends paid, and voting and other rights;

vi)

Details of debt and government assistance payable balances and transactions occurring during the year to include principal outstanding, terms and conditions, principal advances and repayments, future payment requirements, and interest expenses;

vii)

A summary of all related party transactions that relate to items i), ii), iii), iv), v) and vi) above and disclosure of transaction details for any of the related party transactions that were not completed on terms and conditions that are similar to those of transactions with unrelated parties to include the measurement basis used, quantities exchanged and the monetary difference between the exchange amount and Fair Value;

viii)	A summary of gains and losses from hedging activities relating to i) and ii) above and disclosure of any speculative hedging gains or losses included in i) and ii) above; and

ix)	Disclosure of any related parties that have entered into an Agreement for the Program and a description of the relationship.

E.	COMPLEMENTARY INFORMATION SPREADSHEET:

i)

On a semi-annual basis and within fifteen (15) business days after September 30 and March 31 of each year, the Proponent shall provide the complementary information spreadsheet that will include information on Production, Revenue Elements, Cost Elements, Biodiesel inventory, intercompany transactions, operational hedging and current market prices.

SCHEDULE E

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

COMPLEMENTARY REPORTS

A.	COMPLEMENTARY ENVIRONMENTAL PERFORMANCE REPORT:

In order to assess the environmental performance of the Project, on an annual basis and no later than June 1st, the Proponent shall provide reports on the environmental performance of the facility that will include information on:

i)	Energy Use

Description of type and quantity of all energy inputs (e.g. natural gas, electricity, biomass, combined heat and power) used for overall plant operations and description of type and quantity of energy inputs used specifically for Renewable Alternative to Diesel and co-product production, if such values are different than that of the overall plant operations.

ii)	Water Use

Description of the process, source and quantity of water used, and if available, such information for each stage of plant operations.

iii)	Feedstock Source(s) and Operation

The type and geographical source of Feedstock supply: report distance and mode of transport from Feedstock source (including original source, intermediary processing/storage facilities) to fuel production facility; and

Quantity of Feedstock required per litre of renewable fuel produced.

iv)	Sale and Distribution

The distribution pathway(s) for saleable products from the facility to buyer(s) – including renewable fuel and co-products. Report the distance and mode of transport required for delivering outputs.

v)	Waste Water

Description of where and the volume of water discharged. In addition, the Proponent may also provide, if available, the quality of water discharged from the Project, such as any changes in temperature, pH, biological/chemical oxygen demand (BOD/COD), and contaminants of waste water discharged.

vi)	Waste and Waste Management

The distribution or disposal of waste resulting from Renewable Alternative to Diesel and co-product production – report type, amount (by volume or mass) and proportion of all waste products and whether they are sold, distributed, or disposed of, where and how.